THE TENDER OFFER CONTEMPLATED IN THIS AGREEMENT HAS NOT YET COMMENCED, AND THIS AGREEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. ANY TENDER OFFER WILL BE MADE ONLY THROUGH AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT REGARDING THE TENDER OFF IF AND WHEN SUCH DOCUMENT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

ANY SUCH TENDER OFFER STATEMENT WOULD BE FILED BY CADIM INC. WITH THE SEC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT (IF AND WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT: WWW.SEC.GOV. ANY SUCH TENDER OFFER STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO CADIM INC. AT 514-847-2314.



              AMENDED AND RESTATED SUPPORT AND STANDSTILL AGREEMENT
              -----------------------------------------------------


          THIS AMENDED AND RESTATED SUPPORT AND STANDSTILL AGREEMENT (this "Agreement") is entered into as of this 14th day of September, 2001 by and among CADIM INC. (together with its affiliates, "CADIM"), THE PRIME GROUP, INC. ("PGI"), PRIME GROUP REALTY TRUST ("PGE") and
     PRIME GROUP REALTY, L.P. ("PGLP").

          WHEREAS, CADIM and PGI (the "Acquiring Parties") submitted to PGE a written offer letter dated August 23, 2001 (the "Offer Letter") expressing interest in pursuing a potential business combination transaction with PGE. WHEREAS, the Acquiring Parties and PGE, and their respective advisors, then participated in discussions regarding the Offer Letter and the parties entered into further negotiations with respect to completing a transaction of the type discussed in the Offer Letter, except that the Acquiring Parties agreed that the proposed offer price shall be $14.50 per common share and common unit of PGLP (the Offer Letter including the new proposed offer price shall be referred to herein as the "Proposal");

          WHEREAS, the Acquiring Parties, PGE and PGLP entered into a Support and Standstill Agreement, dated as of August 30, 2001 (the "Original Support Agreement"), so that the Acquiring Parties could conduct their due diligence and work toward completing a transaction based upon the Proposal; WHEREAS, due to events beyond the parties control the due diligence process has been affected, and therefore each of the parties wish to enter into this Amended and Restated Support and Standstill Agreement in order to extend for 13 days certain time periods for the completion of due diligence and the exclusivity as such time periods were set forth in the Original Support Agreement.

          NOW, THEREFORE, in consideration of PGE's expressed willingness to continue negotiations with the Acquiring Parties upon the new time frame and their respective undertakings herein, the parties do hereby agree as follows:

          1. Good Faith Negotiations; Due Diligence. PGE and the Acquiring Parties will continue their good faith negotiations concerning the structuring, terms, conditions, approvals and implementation of a possible business combination transaction of the type summarized in the Proposal (the "Proposed Transaction") and the parties will use their reasonable best efforts to negotiate in good faith and execute definitive documentation on reasonable and customary terms subject to CADIM's satisfaction with its due diligence investigation during the Exclusivity Period (as defined herein). PGE will continue to promptly provide CADIM with all reasonable due diligence materials concerning PGE, its operating partnership, PGLP and their respective subsidiaries and affiliates, all of their respective properties and other assets, as well as information concerning PGE's and PGLP's obligations and liabilities, as CADIM may reasonably request.

          2. Confidentiality. CADIM agrees that (a) all information regarding PGE, PGLP and their subsidiaries furnished to CADIM, whether prior to or after the date of this Agreement, in connection with CADIM's consideration of the Proposed Transaction (the "Evaluation Materials") will be kept strictly confidential, and (b) the Evaluation Materials will be used solely for the purpose of determining the desirability of the Proposed Transaction; provided, however, that Evaluation Materials may be disclosed to any of CADIM's or PGI's Representatives who need to know such information for the purpose of assisting CADIM and PGI in evaluating the Proposed Transaction (it being understood that such Representatives will be informed by CADIM or PGI, as applicable, of the contents of this Agreement and that, by receiving such information, such Representatives are agreeing to be bound by this Agreement). The term "Evaluation Materials" does not include information which was or becomes available to CADIM or its Representatives on a non-confidential basis from a source other than PGE, its affiliates or their Representatives, provided that neither CADIM nor any of its Representatives is aware that such source is under an obligation (whether contractual, legal or fiduciary) to PGE to keep such information confidential.

          For purposes hereof, "Representatives" means a party's affiliates, directors, trustees, officers, employees, controlling shareholders or owners, legal and financial advisors, accountants and other agents and representatives.

        If CADIM is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Materials, CADIM will give PGE prompt notice of such request so that it may seek an appropriate protective order. If, in the absence of a protective order CADIM is nonetheless legally compelled to disclose Evaluation Materials, CADIM may make disclosure of such information to the extent it is legally required to disclose without liability hereunder.

          At any time after termination of discussions by either party to this Agreement with respect to the Proposed Transaction, upon the written request of PGE, CADIM will promptly redeliver or cause to be redelivered to PGE all copies of the Evaluation Materials furnished to or held by CADIM hereunder or destroy such materials.

          3. Exclusivity and Standstill. During the period of time ending on 11:59 p.m. on October 12, 2001 or such other date as the parties may mutually agree in writing (the "Exclusivity Period"), subject to such Exclusivity Period as it relates to exclusivity being modified pursuant to paragraph 5, while CADIM conducts its due diligence relating to PGE and PGLP and in consideration of the substantial time, effort and expense that CADIM will undertake, PGE agrees (a) that it shall not, and shall use its best efforts to ensure that its affiliates, officers, trustees, Representatives or agents shall not, take any action, either directly or indirectly, to initiate, assist, solicit or encourage, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a Transaction (as hereafter defined) other than a Transaction among CADIM, PGI, Prime Group VI, L.P., Primestone Investment Partners, L.P., Prime Group Limited Partnership, Michael W. Reschke, PGE and their respective shareholders and affiliates (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or take any other action which may be reasonably expected to lead to any Acquisition Proposal; and (b) that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will advise such parties that it is not in a position to negotiate further with them during the Exclusivity Period; provided, however, that the Board of Trustees of PGE or its Committee of Independent Trustees may furnish information to (pursuant to a confidentiality agreement on terms and conditions customary for similar transactions) and enter into discussions or negotiations with any person or entity that makes a bona fide Acquisition Proposal during the Exclusivity Period that was not initiated, assisted, solicited or encouraged in violation of this Agreement, but only if (i) the Committee of Independent Trustees of the Board of Trustees of PGE, after consultation with and consideration of the advice of its independent financial advisors and outside legal counsel, determines in good faith that the Acquisition Proposal, if consummated as proposed, would result in a transaction more favorable to its stockholders than the Proposed Transaction (taking into account all relevant legal, financial, regulatory and other aspects of the proposal), (ii) such Acquisition Proposal is for 100% of the outstanding shares of beneficial interest of PGE (other than the Series B Preferred Shares) and 100% of the outstanding units of PGLP, (iii) the Committee of Independent Trustees of the Board of Trustees of PGE, after consultation with and consideration of the advice of its independent legal counsel, determines in good faith that such action is necessary for the Board of Trustees or its Committee of Independent Trustees to comply with its fiduciary duties to its stockholders under applicable law (any Acquisition Proposal satisfying each of the preceding clauses (i)-(iii) above shall be referred to as a "Superior Acquisition Proposal") and (iv) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, PGE provides written notice to CADIM that it is furnishing information to, or entering into discussions or negotiations with, such other person or entity in accordance with the provisions of this Section; provided, however, that nothing contained in this Agreement shall prohibit the Board of Trustees or its Committee of Independent Trustees from complying, to the extent applicable, with Rules 14d-9 and 14e-2 promulgated under the Securities

     Exchange Act of 1934, as amended, with regard to an Acquisition Proposal.
     A "Transaction" means a merger, acquisition, tender offer, exchange offer, consolidation or similar business combination transaction involving, or any purchase of all or any material portion of the assets or any equity securities of, PGE, PGLP or any subsidiary of either (excluding the sale of Dearborn Center, the sale of any joint venture interests similar to that in the Lupert & Adler transaction and other sales of, or joint ventures relating to, real property in the ordinary course of business consistent with past practice), or any other sale, dividend, split, reorganization, recapitalization, restructuring, spin-off or other disposition of equity securities of PGE, PGLP or any subsidiary of either or any similar transaction involving, directly or indirectly, PGE, PGLP or any subsidiary of either. In addition, the definition of Superior Acquisition Proposal contained in any definitive documentation shall contain a condition that the Superior Acquisition Proposal is not conditioned on obtaining financing.

          4. Reimbursement and Due Diligence Break-Up Fee. If PGE determines to pursue a Superior Acquisition Proposal during the Exclusivity Period (or the Fifteen-Day Period as defined in paragraph 5 below), then (i) PGE and PGLP shall pay solely to CADIM an aggregate break-up fee in the amount of $5.0 million (or $10.0 million as provided in paragraph 5 below) promptly following the event triggering this provision, and (ii) PGE shall reimburse CADIM and PGI for all of their respective reasonable fees and disbursements of counsel, accountants and other consultants and other reasonable out-of-pocket costs incurred subsequent to the date of this Agreement in connection with analyzing, structuring, participating in the negotiations of the terms and conditions, drafting and other activities related to the Proposed Transaction and the approvals and other actions needed for the implementation thereof, and in assisting CADIM's due diligence investigation of PGE in connection with the Proposed Transaction (the "Reimbursement"). Such Reimbursement shall be made within 30 days of CADIM or PGI, as applicable, submitting copies of the invoices for such costs to PGE. CADIM will not pay, directly or indirectly, any portion of any amount that it may receive pursuant to clause (i) of the first sentence of this paragraph to PGI or any officer or trustee of PGE.

          5. Modification of Standstill and Exclusivity Period. If CADIM provides written notice to PGE (the "Notice") at any time on or prior to the expiration of the Exclusivity Period that it intends to proceed with the Proposed Transaction at the offer price of $14.50 per share (subject to appropriate adjustment for any issuance of equity securities of PGE or
     PGLP) and that CADIM is satisfied with its due diligence investigation, then the parties agree to use their reasonable best efforts to continue to negotiate in good faith and execute definitive documentation during the 15-day period immediately following the date on which the Notice is delivered (such period being the "Fifteen-Day Period"). During the Fifteen-Day Period, the provisions of paragraphs 3 and 4 shall remain in effect with Fifteen-Day Period being substituted for Exclusivity Period therein (i.e., the provisions of paragraphs 3 and 4 shall expire at the end of the Fifteen-Day Period); provided, however, that the aggregate break-up fee payable solely to CADIM pursuant to paragraph 4 during the period of time, if any, commencing at the time the Notice is delivered and ending at the end of the Exclusivity Period shall be in the amount of $10.0 million. By way of example, if the Notice is delivered on October 5, 2001, the break-up fee shall be $10.0 million from October 5, 2001 through and including October 12, 2001, thereafter the break-up fee shall be $5.0 million for the remaining 8 days of the Fifteen-Day Period ending on October 20, 2001 and the exclusivity and standstill provisions of paragraph 3 shall be extended until 11:59 p.m. on October 20, 2001.

          6. Subsequent Break-Up Fee. PGE and CADIM agree that the definitive documentation shall contain an aggregate break-up fee in the amount of $20.0 million payable solely to CADIM (in addition to Reimbursement of expenses) under normal and customary circumstances. CADIM will not pay, directly or indirectly, any portion of any amount that it may receive as a break-up fee to PGI or any officer or trustee of PGE.

          7. No Disclosure. Without the prior written consent of the other party, none of PGE, CADIM or PGI will, and each of such parties shall cause their respective affiliates and Representatives not to, make any release to the press or other public disclosure, or make any statement to any employee, competitor, customer, client or supplier of any of such parties or any of their subsidiaries or to any other person, with respect to either the fact that discussions or negotiations are taking place concerning the Proposal or the existence or contents of this letter, except for such public disclosure as may be necessary, based on advice of such party's outside counsel, for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order, in which event such party shall, prior to making such disclosure, inform the other parties of such proposed disclosure and reasonably cooperate with such other parties regarding the proposed content of such disclosure.

          8. Remedies. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by a party hereto or any of its Representatives or affiliates and that the aggrieved party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach, and each party further waives any requirement for securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party hereto of this agreement but shall be in addition to all other remedies at law or equity to the aggrieved party, including all other remedies provided for herein.

          9. Choice of Law. This Agreement shall be governed by the internal laws of the State of Illinois and without regard to the conflicts of laws provisions thereof.

          10. Several Obligations. The obligations of the parties pursuant to this Agreement are the several obligations of the respective parties, and no obligations shall be joint and several among any parties.

                            [signature page follows]

         WITNESS the execution hereof under seal as of the day and date first above written by CADIM, PGI and PGE, each by their duly authorized officer.


                    CADIM INC.


                    By:      /s/ Sylvie Drouin
                             ----------------------------------
                    Title:   Vice President, Legal Affairs


                    By:      /s/ Line Lefebvre
                             -----------------------------------
                    Title:   Vice President, Finance


                    THE PRIME GROUP, INC.


                    By:      /s/ Mark K. Cynkar
                             ----------------------------------
                    Title:   Senior Vice President



                    PRIME GROUP REALTY TRUST


                    By:     /s/ Jeffrey A. Patterson
                            -----------------------------------
                    Title:  Co-President and
                            Chief Investment Officer


                    PRIME GROUP REALTY, L.P.


                    By:  Prime Group Realty Trust, its General Partner


                    By:      /s/ Jeffrey A. Patterson
                             ----------------------------------
                    Title:   Co-President and
                             Chief Investment Officer





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